For Further Information Contact: Charles H. Crockett Assistant Secretary 207-885-2349 FOR IMMEDIATE RELEASE June 17,1999



     HANNAFORD REPORTS SALES FOR MAY AND ANNOUNCES THE RESIGNATION OF ITS CHIEF FINANCIAL OFFICER

     Scarborough, Maine: Hannaford Bros. Co. (NYSE-HRD), multi-regional food retailer, reported today that its sales and other revenues for the four weeks ended May 29, 1999, were $267,209,000, an increase of 5.3% over the $253,741,000 reported for the same period last year.

     Sales and other revenues for the twenty-one weeks ended May 29, 1999, were $1,349,415,000, up 5.0% over the $1,284,989,000 achieved during the first twenty-one weeks of 1998.

     Hannaford also announced today that its Executive Vice President and Chief Financial Officer, Blythe J. McGarvie has resigned from the Company and will be leaving on June 25, 1999, to become Vice President and Chief Financial Officer of Societe BIC, headquartered in Paris, France.

     Hugh G. Farrington, President and Chief Executive Officer, said, "Blythe enjoyed extensive international experience in her previous position with Sara Lee, and the opportunity to return to the international scene and to live and work in Paris is too good for her to pass up. During her tenure at Hannaford she has led substantial change efforts in the areas of Information Technology and Accounting. We thank her for her many contributions and wish her well as she pursues her interest in international finance and technology."